Contact:	Investor Relations W. Douglass Harris William Lyon Homes (949) 833-3600

WILLIAM LYON HOMES REPORTS RECORD SECOND QUARTER ORDERS,

UP 23%, AND RECORD BACKLOG, UP 18%

NEWPORT BEACH, CA—July 2, 2003—William Lyon Homes (NYSE: WLS) announced today preliminary net new home orders and backlog information for the three months ended June 30, 2003 which were at the highest levels for any quarter in the Company’s history.

Net new home orders for the quarter ended June 30, 2003 were a record 948, an increase of 23%, as compared to 768 for the quarter ended June 30, 2002. Net new home orders for the month of June 2003 increased 43% over June 2002.

The Company’s backlog of homes sold but not closed was a record 1,507 at June 30, 2003, an increase of 18%, as compared to 1,278 at June 30, 2002.

	Three Months Ended June 30,
	2003			2002
	Unconsolidated			Unconsolidated
	Company Wholly-owned	Joint Ventures	Combined Total	Company Wholly-owned	Joint Ventures	Combined Total
Number of net new home orders:
California	469	189	658	326	290	616
Arizona	123	—	123	74	—	74
Nevada	167	—	167	78	—	78

	759	189	948	478	290	768

Average number of sales locations during period:
California	18	8	26	15	11	26
Arizona	7	—	7	6	—	6
Nevada	6	—	6	4	—	4

	31	8	39	25	11	36

Backlog of homes sold but not closed at end of period:
California	758	275	1,033	584	429	1,013
Arizona	234	—	234	151	—	151
Nevada	240	—	240	114	—	114

	1,232	275	1,507	849	429	1,278

The Company’s number of net new home orders per average sales location increased to 24.3 for the three months ended June 30, 2003 as compared to 21.3 for the three months ended June 30, 2002.

The Company’s cancellation rate for the three months ended June 30, 2003 was 16% as compared to 17% for the three months ended June 30, 2002.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at June 30, 2003 had 45 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.